MDU Resources Reports Higher Third Quarter Earnings, Acquires Wind Farm Expansion

BISMARCK, N.D. — Oct. 31, 2018 — MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings from continuing operations of $107.4 million, or 55 cents per share, compared to third quarter 2017 earnings from continuing operations of $89.6 million, or 46 cents per share.

Including discontinued operations, MDU Resources reported third quarter earnings of $107.3 million, or 55 cents per share, compared to $87.4 million, or 45 cents per share, in 2017.

For the nine months ended Sept. 30, MDU Resources had earnings from continuing operations of $193.4 million, or 99 cents per share, compared to $168.8 million, or 86 cents per share, for the first nine months of 2017. Including discontinued operations, the company had earnings of $193.5 million, or 99 cents per share for the period, compared to $165.1 million, or 84 cents per share, in 2017.

“We are pleased to report another strong quarter for MDU Resources, in which our companies performed well and continued to successfully execute on our growth strategy,” said David L. Goodin, president and CEO of MDU Resources. “We ended the quarter with record combined revenues, earnings and backlog at our construction companies, a testament to our team's ability to capture projects and perform. In keeping with our strategy of acquiring well-run companies, earlier this month we announced our fourth construction materials acquisition of the year with the purchase of Sweetman Construction Co., a leading provider of aggregates, asphalt and ready-mix in the Sioux Falls market of South Dakota.

“We also continue to see solid results from our regulated businesses. Today we completed the purchase of an expansion to our Thunder Spirit Wind farm in southwestern North Dakota. With this expansion, renewables will make up approximately 27 percent of our total generation mix. We also finished and brought into service in mid-September our Line Section 27 pipeline project near Watford City, North Dakota. With natural gas production continuing at record levels in the Bakken, demand remains high for additional transportation capacity. Today, the company received approval from FERC to bring our Valley Expansion project into commercial operation on Nov. 1, providing much-needed gas capacity to eastern North Dakota.”

Business Unit Highlights
Construction Materials and Services
The construction materials business earned a record $78.9 million in the third quarter, a 25 percent increase over the $63.2 million earned in third quarter 2017. The company continues to benefit from the federal Tax Cuts and Jobs Act, had higher sales volumes in most product lines and saw higher construction workloads in the northwestern states. This business is beginning to see construction activity increase in energy-producing states where it operates. The company continues to evaluate additional acquisition opportunities in strategic markets. The construction materials backlog of work at Sept. 30 was $590 million, compared to $520 million in 2017.

The construction services business earned $9.3 million in the third quarter, compared to $13.1 million for the same period in 2017. Third quarter results at this business were negatively impacted by approximately

$7.2 million due to changes in estimates on certain construction projects. The company continues to benefit from federal tax reform and high demand for sales and rentals of the utility construction equipment it manufactures. This business continues to perform a high volume of inside specialty contracting work, particularly for high-tech and hospitality customers, as well as outside power, communications and natural gas specialty work. The company is engaged in power line repair work in areas impacted by hurricanes. The construction services business had a record backlog of work at Sept. 30 of $896 million, compared to $676 million in 2017.

Regulated Energy Delivery
The pipeline and midstream business earned $11.0 million in the third quarter, up from $6.0 million in 2017. Because of a final accounting order recently issued by the Federal Energy Regulatory Commission, the company realized a $4.2 million tax benefit in the quarter. The company transported record volumes of natural gas through its system for the fifth consecutive quarter, partly due to increasing capacity through two expansion projects completed in 2017 and the Line Section 27 expansion project completed in September 2018. The company's Valley Expansion project in eastern North Dakota and far western Minnesota will be placed into service on Nov. 1. The company is proceeding with construction planning on its Demicks Lake Project in McKenzie County, North Dakota, and its Line Section 22 project near Billings, Montana. Both projects are expected to be constructed and in service in 2019. Today, the company filed a rate increase request with the FERC in accordance with the company's settlement agreement reached in 2014 with its customers and the FERC.

The electric and natural gas utility earned $3.4 million in the third quarter, compared to $4.8 million in third quarter 2017. Earnings were impacted by lower electric margins, which resulted from a transmission rate adjustment the company made because costs on the Big Stone South-to-Ellendale project are lower than anticipated. This 345-kilovolt transmission project from Ellendale, North Dakota, to Big Stone City, South Dakota, is expected to be complete in the first quarter of 2019. Electric sales volumes were down slightly compared to the same period last year, while natural gas sales volumes were up approximately 1.5 percent. Today, the company finalized the $84 million purchase of an expansion of the Thunder Spirit Wind farm in southwest North Dakota. The expansion increased production capacity at the wind farm to approximately 155 megawatts.

Guidance
MDU Resources reaffirmed that it expects earnings per share in the range of $1.25 to $1.45 in 2018, based on these assumptions:

•	Normal operating conditions and weather conditions, including precipitation and temperatures, across all service areas.

•	No additional acquisitions or divestitures.

•	Investing $786 million for capital projects and completed acquisitions in 2018.

•
Construction services revenues in the range of $1.30 billion to $1.45 billion, with margins comparable to 2017 and construction materials revenues in the range of $1.85 billion to $1.95 billion, with margins comparable to or slightly higher than 2017.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5 to 8 percent long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss third quarter results on a webcast at 2 p.m. EDT Nov. 1. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Nov. 15 at 855-859-2056, or 404-537-3406 for international callers, conference ID 2136759.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements

The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and Part II, Item 1A - Risk Factors in the company's most recent Form 10-Q. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Performance Summary and Future Outlook
Earnings

Business Line	Third Quarter 2018 Earnings	Third Quarter 2017 Earnings	YTD Sept. 30, 2018 Earnings	YTD Sept. 30, 2017 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$14.4	$10.8	$73.3	$67.2
Construction materials and services	88.2	76.3	118.2	97.4
Other and eliminations	4.8	2.5	1.9	4.2
Earnings from continuing operations	107.4	89.6	193.4	168.8
Income (loss) from discontinued operations, net of tax	(.1)	(2.2)	.1	(3.7)
Earnings on common stock	$107.3	$87.4	$193.5	$165.1
Earnings per share:
Earnings from continuing operations	$.55	$.46	$.99	$.86
Discontinued operations, net of tax	—	(.01)	—	(.02)
Earnings per share	$.55	$.45	$.99	$.84

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$200.6	$206.9	$851.8	$866.0
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	1,080.2	1,065.6	2,469.9	2,412.1
Total operating revenues	1,280.8	1,272.5	3,321.7	3,278.1
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	82.9	80.2	253.0	237.9
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	913.7	893.8	2,166.5	2,116.6
Total operation and maintenance	996.6	974.0	2,419.5	2,354.5
Purchased natural gas sold	32.1	33.3	270.3	283.9
Depreciation, depletion and amortization	55.0	52.2	161.3	155.1
Taxes, other than income	38.7	38.8	128.3	127.3
Electric fuel and purchased power	18.4	18.9	58.9	57.5
Total operating expenses	1,140.8	1,117.2	3,038.3	2,978.3
Operating income	140.0	155.3	283.4	299.8
Other income	2.7	2.1	4.8	6.2
Interest expense	21.0	20.9	62.2	62.0
Income before income taxes	121.7	136.5	226.0	244.0
Income taxes	14.3	46.9	32.6	74.5
Income from continuing operations	107.4	89.6	193.4	169.5
Income (loss) from discontinued operations, net of tax	(.1)	(2.2)	.1	(3.7)
Net income	107.3	87.4	193.5	165.8
Loss on redemption of preferred stocks	—	—	—	.6
Dividends declared on preferred stocks	—	—	—	.1
Earnings on common stock	$107.3	$87.4	$193.5	$165.1

Earnings per common share – basic:
Earnings before discontinued operations	$.55	$.46	$.99	$.86
Discontinued operations, net of tax	—	(.01)	—	(.01)
Earnings per common share – basic	$.55	$.45	$.99	$.85
Earnings per common share – diluted:
Earnings before discontinued operations	$.55	$.46	$.99	$.86
Discontinued operations, net of tax	—	(.01)	—	(.02)
Earnings per common share – diluted	$.55	$.45	$.99	$.84
Dividends declared per common share	$.1975	$.1925	$.5925	$.5775
Weighted average common shares outstanding – basic	196.0	195.3	195.6	195.3
Weighted average common shares outstanding – diluted	196.3	195.8	196.1	195.9

Selected Cash Flows Information
	Nine Months Ended
	September 30,
	2018	2017
	(In millions)
Operating activities:
Net cash provided by continuing operations	$320.1	$229.9
Net cash provided by (used in) discontinued operations	(2.7)	42.0
Net cash provided by operating activities	317.4	271.9
Investing activities:
Net cash used in continuing operations	(362.5)	(101.1)
Net cash provided by discontinued operations	1.2	2.2
Net cash used in investing activities	(361.3)	(98.9)
Financing activities:
Net cash provided by (used in) continuing operations	76.4	(181.7)
Net cash provided by discontinued operations	—	—
Net cash provided by (used in) financing activities	76.4	(181.7)
Increase (decrease) in cash and cash equivalents	32.5	(8.7)
Cash and cash equivalents - beginning of year	34.6	46.1
Cash and cash equivalents - end of period	$67.1	$37.4

Capital Expenditures
Business Line	2018 Estimated
(In millions)
Regulated energy delivery
Electric	$195
Natural gas distribution	193
Pipeline and midstream	84
472
Construction materials and services
Construction services	30
Construction materials and contracting	281
311
Other	3
Total capital expenditures	$786
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2018 include line-of-sight opportunities at the company's business units and completed acquisitions at the construction materials and contracting business. Other targeted acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $475 million to $500 million in 2018.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially based on the diversity of the company's operations. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company defines EBITDA as earnings attributable to the operating segment before interest; taxes; depreciation, depletion and amortization; and EBITDA from continuing operations as income from continuing operations before interest; taxes; depreciation, depletion and amortization. The company's management considers it a useful financial measure in evaluating the operating performance of the company as well as each operating segment due to the diverse operations performed at each segment. The company believes EBITDA and EBITDA from continuing operations are useful measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Earnings on common stock	$107.3	$87.4	$193.5	$165.1
Less:
Loss on redemption of preferred stocks	—	—	—	(.6)
Dividends declared on preferred stocks	—	—	—	(.1)
Net income	107.3	87.4	193.5	165.8
(Income) loss from discontinued operations, net of tax	.1	2.2	(.1)	3.7
Income from continuing operations	107.4	89.6	193.4	169.5
Adjustments:
Interest expense	21.0	20.9	62.2	62.0
Income taxes	14.3	46.9	32.6	74.5
Depreciation, depletion and amortization	55.0	52.2	161.3	155.1
EBITDA from continuing operations	$197.7	$209.6	$449.5	$461.1
The earnings discussion that follows includes financial information prepared in accordance with GAAP, as well as another financial measure, adjusted gross margin, that is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. The presentation of adjusted gross margin is intended to be a helpful supplemental measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income (loss) or earnings (loss). The company's adjusted gross margin measure may not be comparable to other companies’ gross margin measures.
In addition to operating revenues and operating expenses, management also uses the non-GAAP financial measure of adjusted gross margin when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
Adjusted gross margin includes operating revenues less cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. Period over period, the segments' operating income (loss) is generally not impacted by the increase or decrease in revenues since the change is directly related to the increase or decrease in wholesale cost of power purchases, natural gas or other fuel supply costs, nor is it impacted by revenue taxes since it is a direct result of revenues. The company's management believes the adjusted gross margin is a useful supplemental measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments operating income to adjusted gross margin for the three and nine months ended September 30, 2018 and 2017, respectively.

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Operating income	$21.1	$25.7	$52.3	$61.2
Adjustments:
Operating expenses:
Operation and maintenance	30.1	31.0	91.3	89.0
Depreciation, depletion and amortization	12.6	12.2	37.7	35.5
Taxes, other than income	3.7	3.5	11.2	10.5
Total adjustments	46.4	46.7	140.2	135.0
Adjusted gross margin	$67.5	$72.4	$192.5	$196.2

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Operating income (loss)	$(11.7)	$(9.5)	$32.5	$42.7
Adjustments:
Operating expenses:
Operation and maintenance	42.1	39.8	129.4	119.8
Depreciation, depletion and amortization	18.1	17.4	53.5	51.7
Taxes, other than income	5.4	5.2	16.5	15.4
Total adjustments	65.6	62.4	199.4	186.9
Adjusted gross margin	$53.9	$52.9	$231.9	$229.6

Regulated Energy Delivery

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$86.1	$91.5	$252.0	$254.3
Electric fuel and purchased power	18.4	18.9	58.9	57.5
Taxes, other than income	.2	.2	.6	.6
Adjusted gross margin	67.5	72.4	192.5	196.2
Operating expenses:
Operation and maintenance	30.1	31.0	91.3	89.0
Depreciation, depletion and amortization	12.6	12.2	37.7	35.5
Taxes, other than income	3.7	3.5	11.2	10.5
Total operating expenses	46.4	46.7	140.2	135.0
Operating income	21.1	25.7	52.3	61.2
Earnings	$15.3	$15.7	$37.5	$37.9
Adjustments:
Interest expense	6.3	6.4	19.4	19.0
Income taxes	.3	4.4	(2.5)	5.9
Depreciation, depletion and amortization	12.6	12.2	37.7	35.5
EBITDA	$34.5	$38.7	$92.1	$98.3
Retail sales (million kWh):
Residential	282.9	278.7	903.0	860.2
Commercial	374.3	377.7	1,131.7	1,122.7
Industrial	132.9	133.7	406.8	395.9
Other	24.5	28.5	70.5	75.7
	814.6	818.6	2,512.0	2,454.5
Average cost of electric fuel and purchased power per kWh	$.021	$.021	$.022	$.022
The electric business reported earnings of $15.3 million in the third quarter of 2018, compared to $15.7 million for the same period in 2017. The decrease in earnings was driven by lower electric adjusted gross margins primarily the result of increased reserves against revenues for anticipated refunds to customers resulting from lower income taxes due to the enactment of the TCJA and a transmission formula rate adjustment related to decreased costs on the BSSE project. Also contributing to the decrease in earnings was higher depreciation, depletion and amortization expense. Partially offsetting the decrease were lower income taxes, as previously discussed, and lower operation and maintenance expense, largely from lower payroll-related costs.
The electric business's EBITDA decreased $4.2 million in the third quarter of 2018, compared to 2017, primarily the result of the previously discussed lower electric retail sales margins, offset in part by lower operation and maintenance expense.

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$92.2	$92.3	$554.5	$566.4
Purchased natural gas sold	35.2	36.4	301.6	314.9
Taxes, other than income	3.1	3.0	21.0	21.9
Adjusted gross margin	53.9	52.9	231.9	229.6
Operating expenses:
Operation and maintenance	42.1	39.8	129.4	119.8
Depreciation, depletion and amortization	18.1	17.4	53.5	51.7
Taxes, other than income	5.4	5.2	16.5	15.4
Total operating expenses	65.6	62.4	199.4	186.9
Operating income (loss)	(11.7)	(9.5)	32.5	42.7
Earnings (loss)	$(11.9)	$(10.9)	$13.9	$14.2
Adjustments:
Interest expense	7.7	7.9	22.6	23.1
Income taxes	(6.8)	(5.8)	(2.0)	6.9
Depreciation, depletion and amortization	18.1	17.4	53.5	51.7
EBITDA	$7.1	$8.6	$88.0	$95.9
Volumes (MMdk)
Retail sales:
Residential	4.0	3.9	40.4	40.4
Commercial	4.0	4.0	29.0	29.0
Industrial	.8	.8	3.2	3.3
	8.8	8.7	72.6	72.7
Transportation sales:
Commercial	.3	.3	1.5	1.4
Industrial	42.0	35.8	108.1	102.1
	42.3	36.1	109.6	103.5
Total throughput	51.1	44.8	182.2	176.2
Average cost of natural gas, including transportation, per dk	$4.00	$4.20	$4.16	$4.33
The natural gas distribution business reported a seasonal loss of $11.9 million in the third quarter of 2018, compared to a seasonal loss of $10.9 million for the same period in 2017. The increased loss was driven by higher operation and maintenance expense, contributing to this increase were conservation expenses of approximately $850,000 which were offset in revenue. Increased natural gas retail margins from increased rate relief and conservation revenues were partially offset by tax reserves against revenues stemming from the enactment of the TCJA. These tax reserves against revenue were offset in income taxes.
The natural gas distribution business's EBITDA decreased $1.5 million in the third quarter 2018, compared to 2017, primarily the result of higher operation and maintenance expense.

Pipeline and Midstream
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollars in millions)
Operating revenues	$32.3	$31.6	$93.5	$89.9
Operating expenses:
Operation and maintenance	15.9	13.9	45.5	41.6
Depreciation, depletion and amortization	4.3	4.2	13.1	12.4
Taxes, other than income	3.0	3.1	9.2	9.2
Total operating expenses	23.2	21.2	67.8	63.2
Operating income	9.1	10.4	25.7	26.7
Earnings	$11.0	$6.0	$21.9	$15.1
Adjustments:
Interest expense	1.6	1.2	4.1	3.8
Income taxes	(2.7)	3.5	1.0	9.0
Depreciation, depletion and amortization	4.3	4.2	13.1	12.4
EBITDA	$14.2	$14.9	$40.1	$40.3
Transportation volumes (MMdk)	92.7	82.4	259.3	229.0
Natural gas gathering volumes (MMdk)	3.8	4.1	11.2	12.1
Customer natural gas storage balance (MMdk):
Beginning of period	16.2	25.1	22.4	26.4
Net injection	7.1	9.5	.9	8.2
End of period	23.3	34.6	23.3	34.6
The pipeline and midstream business reported earnings of $11.0 million in the third quarter of 2018, compared to $6.0 million in 2017. The increase in earnings was primarily the result of a $4.2 million tax benefit due to the reversal of a regulatory liability as a result of a FERC final accounting order. Increased transportation revenues and volumes from new projects also contributed to the increase in earnings. Partially offsetting the increase was higher operation and maintenance expense.
The pipeline and midstream business's EBITDA decreased $700,000 in the third quarter of 2018, compared to 2017, primarily from higher operation and maintenance expense.

Construction Materials and Services

Construction Services
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Operating revenues	$330.4	$374.5	$988.0	$1,010.4
Cost of sales:
Operation and maintenance	289.3	318.6	838.0	856.1
Depreciation, depletion and amortization	3.5	3.5	10.7	10.8
Taxes, other than income	9.7	11.0	32.0	33.7
Total cost of sales	302.5	333.1	880.7	900.6
Gross margin	27.9	41.4	107.3	109.8
Selling, general and administrative expense:
Operation and maintenance	14.6	17.9	51.0	50.2
Depreciation, depletion and amortization	.4	.4	1.1	1.1
Taxes, other than income	1.0	.8	3.3	3.0
Total selling, general and administrative expense	16.0	19.1	55.4	54.3
Operating income	11.9	22.3	51.9	55.5
Earnings	$9.3	$13.1	$38.5	$32.9
Adjustments:
Interest expense	.9	1.0	2.7	2.8
Income taxes	2.2	8.5	11.8	20.9
Depreciation, depletion and amortization	3.9	3.9	11.8	11.9
EBITDA	$16.3	$26.5	$64.8	$68.5
The construction services business reported earnings of $9.3 million in the third quarter of 2018, compared to $13.1 million for the same period in 2017. Earnings were negatively impacted by approximately $7.2 million due to changes in estimates on certain construction projects. Partially offsetting the decrease were lower income taxes due to the enactment of the TCJA and lower selling, general and administrative expense, primarily payroll-related costs. Higher outside construction equipment sales and rentals partially offset the decrease in earnings.
The construction services business's EBITDA decreased $10.2 million in the third quarter of 2018, compared to 2017, primarily as a result of the previously discussed changes to estimates on certain construction projects.

Construction Materials and Contracting
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollars in millions)
Operating revenues	$743.9	$686.1	$1,466.9	$1,388.6
Cost of sales:
Operation and maintenance	586.0	537.1	1,210.9	1,143.5
Depreciation, depletion and amortization	15.1	13.2	42.1	39.3
Taxes, other than income	11.8	11.3	30.8	29.7
Total cost of sales	612.9	561.6	1,283.8	1,212.5
Gross margin	131.0	124.5	183.1	176.1
Selling, general and administrative expense:
Operation and maintenance	20.1	18.1	57.3	55.1
Depreciation, depletion and amortization	.5	.8	1.6	2.8
Taxes, other than income	.8	.7	3.6	3.2
Total selling, general and administrative expense	21.4	19.6	62.5	61.1
Operating income	109.6	104.9	120.6	115.0
Earnings	$78.9	$63.2	$79.7	$64.5
Adjustments:
Interest expense	4.4	3.8	12.5	11.3
Income taxes	26.2	37.8	27.4	39.4
Depreciation, depletion and amortization	15.6	14.0	43.7	42.1
EBITDA	$125.1	$118.8	$163.3	$157.3
Sales (000's):
Aggregates (tons)	10,366	10,078	21,860	20,957
Asphalt (tons)	3,380	3,009	5,581	5,054
Ready-mixed concrete (cubic yards)	1,103	1,098	2,623	2,697
The construction materials and contracting business reported earnings of $78.9 million in the third quarter of 2018, compared to $63.2 million in the same period in 2017. This increase in earnings was mainly the result of lower income tax expense due to the enactment of the TCJA. Also contributing to the increase were higher asphalt product margins and volumes and higher construction revenues and margins. Partially offsetting the increase was higher selling, general and administrative expense, primarily payroll-related costs, and higher interest expense.
The construction materials and contracting business's EBITDA increased $6.3 million in the third quarter of 2018, compared to 2017. The increased EBITDA was largely the result of an increase in asphalt product and construction margins.

Other
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Operating revenues	$3.1	$2.1	$8.5	$6.1
Operating expenses:
Operation and maintenance	2.6	.1	6.5	5.8
Depreciation, depletion and amortization	.5	.5	1.5	1.5
Taxes, other than income	—	—	.1	.1
Total operating expenses	3.1	.6	8.1	7.4
Operating income (loss)	—	1.5	.4	(1.3)
Earnings (loss)	$4.8	$.6	$1.9	$(1.9)
Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations as well as other income tax adjustments.

Discontinued Operations

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017		2018	2017
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$(.1)	$(.3)		$.1	$2.4
Intercompany eliminations	—	(1.9)	*	—	(6.1)	*
Income (loss) from discontinued operations, net of tax	$(.1)	$(2.2)		$.1	$(3.7)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.
The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.

Other Financial Data
	September 30,
	2018		2017
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$12.86		$12.05
Market price per common share	$25.69		$25.95
Dividend yield (indicated annual rate)	3.1%		3.0%
Price/earnings from continuing operations ratio (12 months ended)	16.3	x	21.6	x
Market value as a percent of book value	199.8%		215.4%
Net operating cash flow (year to date)	$317		$272
Total assets	$6,718		$6,344
Total equity	$2,521		$2,354
Total debt	$1,915		$1,741
Capitalization ratios:
Total equity	56.8%		57.5%
Total debt	43.2		42.5
	100.0%		100.0%